Exhibit 10.3
MINDSPEED TECHNOLOGIES, INC.
2003 LONG-TERM INCENTIVES PLAN
AWARD AGREEMENT
UNRESTRICTED STOCK TERMS AND CONDITIONS
In accordance with a determination of the Board of Directors of Mindspeed Technologies, Inc. (the “Company”), you have been awarded Unrestricted Stock pursuant to the Company’s 2003 Long-Term Incentives Plan (the “Plan”). Capitalized terms used herein but not otherwise defined shall have the meanings assigned to such terms in the Plan.
The Award has been granted to you upon the following terms and conditions:
1.	Earning of Unrestricted Stock
You shall be deemed to have earned the Unrestricted Stock subject to this Agreement on the earlier of:
(i)	the satisfaction of the vesting provisions as established in your Grant Letter (as defined in Section 8); or

(ii)	your death or Disability (as defined in Section 8);
in each case prior to an event of forfeiture (as described in Section 4).
2.	Rights as Shareholder
You will have no rights as a shareholder with respect to any Unrestricted Stock unless and until the Award has vested in accordance with Section 1 and the Unrestricted Stock has been delivered to you pursuant to Section 3. No dividends or dividend equivalents will be paid by the Company with respect to the Stock underlying the Award.
3.	Delivery of Earned Unrestricted Stock
As promptly as practicable after you shall have been deemed to have earned the Unrestricted Stock in accordance with Section 1, and in no event later than the date that is two and one-half months after the end of the calendar year in which the Unrestricted Stock is earned, the Company shall deliver to you (or in the event of your death, to your estate or any person who acquires your interest in the Award by bequest or inheritance) the Unrestricted Stock.

4.	Forfeiture of Unearned Unrestricted Stock
Notwithstanding any other provision of this Agreement, (i) if at any time it shall become impossible for you to earn any of the Unrestricted Stock in accordance with this Agreement; or (ii) unless determined otherwise by the Committee, in the event of a Termination of Employment (as defined below), all unearned Unrestricted Stock, shall be forfeited, and you shall have no further rights of any kind or nature with respect thereto. For purposes of this Section, “Termination of Employment” shall mean your termination of your employment as an employee of the Company for any reason, or the Company terminating your employment for Cause (as defined in Section 8), provided that: (i) death; (ii) Disability; (iii) a transfer from the Company to a Subsidiary or affiliate of the Company, whether or not incorporated, or vice versa, or from one Subsidiary or affiliate of the Company to another; and (iv) a leave of absence, duly authorized in writing by the Company, shall not be deemed a Termination of Employment.
5.	Transferability
The Award is not transferable by you otherwise than: (i) by will or by laws of descent and distribution; (ii) by gift to members of your immediate family; (iii) to a trust established for the benefit of one or more members of your immediate family; or (iv) as otherwise determined by the Committee. For purposes of this Agreement, “immediate family” shall mean your spouse and natural, adopted or step-children and grandchildren. Notwithstanding any transfer of the Award or portion thereof, the transferred Award shall continue to be subject to the Plan and this Agreement’s terms and conditions as were applicable to you immediately prior to the transfer, as if the Award had not been transferred.
6.	Withholding
The Company shall have the right, in connection with the vesting of the Unrestricted Stock subject to this Agreement: (i) to deduct from any payment otherwise due by the Company to you or any other person receiving delivery of the Stock underlying the Award an amount equal to the taxes required to be withheld by law with respect to such delivery; (ii) to require you or any other person receiving such delivery to pay to it an amount sufficient to provide for any such taxes so required to be withheld; or (iii) to sell such number of the shares of Unrestricted Stock as may be necessary so that the net proceeds of such sale shall be an amount sufficient to provide for any such taxes so required to be withheld.
7.	Applicable Law
This Agreement and the Company’s obligation to deliver Unrestricted Stock shall be governed by the State of Delaware, without regard to its conflicts of laws principles, and the Federal laws of the United States.

8.	Definitions
(i)	Cause: (i) A felony conviction of a Participant; (ii) the commission by a Participant of an act of fraud or embezzlement against the Company and/or a Subsidiary; (iii) willful misconduct or gross negligence materially detrimental to the Company and/or a Subsidiary; (iv) the Participant’s continued failure to implement reasonable requests or directions received in the course of his or her employment; (v) the Participant’s wrongful dissemination or use of confidential or proprietary information; or (vi) the intentional and habitual neglect by the Participant of his or her duties to the Company and/or a Subsidiary.

(ii)	Disability: Permanent and total disability within the meaning of the Company’s long-term disability plan, as it may be amended from time to time, or, if there is no such plan, as determined by the Committee.

(iii)	Grant Letter: The letter from the Company granting the Award to the Employee.

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